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                                                                    EXHIBIT 99.1

[CPS LOGO]                                                          NEWS RELEASE
--------------------------------------------------------------------------------


                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                   2005 FOURTH QUARTER AND FULL-YEAR EARNINGS

IRVINE, CALIFORNIA, FEBRUARY 28, 2006 (BUSINESS WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its fourth quarter and year ended December 31, 2005.

Net income for the quarter ended December 31, 2005 was $1.7 million, or $0.07 per diluted share, compared to net loss of $(12.2) million, or $(0.57) per diluted share, for the quarter ended December 31, 2004. For the three months ended December 31, 2005 total revenues increased approximately $17.1 million, or 45.6%, to $54.7 million, compared to $37.6 million for the three months ended December 31, 2004. Total expenses for the three months ended December 31, 2005 were $53.0 million, an increase of $3.2 million, or 6.5%, as compared to $49.8 million for the three months ended December 31, 2004. Expenses for the fourth quarter of 2004 included two significant non-cash charges totaling $13.6 million, which were not incurred in the fourth quarter of 2005.

Net income for the year ended December 31, 2005 was $3.4 million, or $0.14 per diluted share, compared to net loss of $(15.9) million, or $(0.75) per diluted share, for the year ended December 31, 2004. For the year ended December 31, 2005 total revenues increased approximately $61.0 million, or 46.0%, to $193.7 million, compared to $132.7 million for the year ended December 31, 2004. Total expenses for the year ended December 31, 2005 were $190.3 million, an increase of $41.7 million, or 28.1%, as compared to $148.6 million for the year ended December 31, 2004.

"We are pleased with the financial results for the fourth quarter as we have continued our profitability which began in the second quarter of 2005," said Charles E. Bradley, President and Chief Executive Officer of Consumer Portfolio Services. "As we have discussed the last few quarters, we would expect to see continued profitability in the coming periods."

"With respect to operations, 2005 was a very good year for the Company as our growth initiatives have built momentum and our servicing platform has maintained solid asset performance. During the fourth quarter, purchases of new receivables remained strong although down slightly from the third quarter, which we expected given historical seasonal patterns. Delinquencies and net charge-offs for the fourth quarter remained well within seasonal ranges. We also had a busy quarter in the capital markets, completing two term securitizations and our second residual financing and entering into a new warehouse line."

During the fourth quarter of 2005, Consumer Portfolio Services purchased $188.1 million of contracts from dealers as compared to $205.0 million during the third quarter of 2005 and $127.1 million during the fourth quarter 2004. For 2005, new contract purchases increased approximately 55% vs. 2004, increasing from $447.2 million in 2004 to $691.3 million in 2005. As of December 31, 2005, the Company's managed receivables totaled $1,121.7 million, as follows ($ in millions):


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         Owned by Consolidated Subsidiaries*                           $1,000.6
         Owned by Non-Consolidated Subsidiaries                           103.1
         As Third Party Servicer for SeaWest Financial                     18.0
                                                                       --------
              Total                                                    $1,121.7

         * Before $87.0 million of allowance for credit losses and deferred acquisition fees.


The Company continued its regular quarterly securitization program with the December sale of $127.6 million of AAA/Aaa rated asset backed notes. It also completed a second term securitization in December with a new bond insurer, Assured Guaranty Corporation, with the issuance of $72.5 million of AAA/Aa1 rated asset backed notes. In addition, in November the Company entered into a new $150 million warehouse facility and also completed a $45.8 million residual financing, its second such transaction in two years.

As previously reported, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with receivables and associated debt remaining on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings are recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such provisions for losses are recorded upon acquisition and during the life of the receivables.

CONFERENCE CALL

Consumer Portfolio Services announced that it will hold a conference call tomorrow, March 1, 2006, at 1:30 p.m. EDT to discuss its quarterly and full-year earnings. Those wishing to participate by telephone may dial-in at 973-409-9261 approximately 10 minutes prior to the scheduled time.

A replay will be available between March 1, 2006 and March 8, 2006, beginning one hour after conclusion of the call, by dialing 877-519-4471 or 973-341-3080 for international participants, with pin number 7091872. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 47 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who are typically unable to obtain financing from traditional sources.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE AND PROVISION FOR CREDIT LOSSES, BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES, AND ALSO INCLUDE THE STATEMENT THAT CONTINUED EARNINGS ARE EXPECTED. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING: POSSIBLE INCREASED DELINQUENCIES; REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS; POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR THE EFFECTS OF RECENT CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED. ALL OF SUCH FACTORS ALSO MAY AFFECT THE COMPANY'S FUTURE EARNINGS, AS TO WHICH THERE CAN BE NO ASSURANCE.

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ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE
INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO GAIN ON SALE AND PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

INVESTOR RELATIONS CONTACT


Charles E. Bradley
Consumer Portfolio Services
949-753-6800

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
                                       CONSUMER PORTFOLIO SERVICES, INC. AND SUBSIDIARIES
                                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)


                                                                  Three months ended                   Twelve months ended
                                                                      December 31,                         December 31,
                                                            --------------------------------     -------------------------------
                                                                 2005             2004               2005               2004
                                                            -------------     -------------      -------------     -------------
REVENUES:
Interest income                                             $      49,819     $      31,709      $     171,834     $     105,818
Servicing fees                                                      1,156             2,616              6,647            12,480
Other income                                                        3,739             3,243             15,216            14,394
                                                            -------------     -------------      -------------     -------------
                                                                   54,714            37,568            193,697           132,692
                                                            -------------     -------------      -------------     -------------
EXPENSES:
Employee costs                                                     10,727             8,822             40,384            38,173
General and administrative                                          6,407             6,074             23,095            21,293
Interest                                                           15,827            10,347             51,669            32,147
Provision for credit losses                                        15,633            11,964             58,987            32,574
Impairment loss on residual asset                                      --             9,100                 --            11,750
Other expenses                                                      4,452             3,507             16,190            12,643
                                                            -------------     -------------      -------------     -------------
                                                                   53,046            49,814            190,325           148,580
                                                            -------------     -------------      -------------     -------------
Income (loss) before income taxes                                   1,668           (12,246)             3,372           (15,888)
Income taxes                                                           --                --                 --                --
                                                            -------------     -------------      -------------     -------------
      Net income (loss)                                     $       1,668     $     (12,246)     $       3,372     $     (15,888)
                                                            =============     =============      =============     =============

Earnings (loss) per share:
     Basic                                                  $        0.08     $       (0.57)     $        0.16     $       (0.75)
     Diluted                                                         0.07             (0.57)              0.14             (0.75)

Number of shares used in computing earnings
  (loss) per share:
     Basic                                                         21,698            21,438             21,627            21,111
     Diluted                                                       23,835            21,438             23,513            21,111

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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                 December 31,      December 31,
                                                     2005              2004
                                                 ------------      ------------

Cash and restricted cash                         $    175,451      $    139,479
Finance receivables, net                              913,576           550,191
Residual interest in securitizations                   25,220            50,430
Other assets                                           40,897            26,499
                                                 ------------      ------------
                                                 $  1,155,144      $    766,599
                                                 ============      ============

Accounts payable and other liabilities           $     19,779      $     22,552
Warehouse lines of credit                              35,350            34,279
Residual interest financing                            43,745            22,204
Securitization trust debt                             924,026           542,815
Senior secured debt                                    40,000            59,829
Subordinated debt                                      18,655            15,000
                                                 ------------      ------------
                                                    1,081,555           696,679
                                                 ------------      ------------

Shareholders' equity                                   73,589            69,920
                                                 ------------      ------------
                                                 $  1,155,144      $    766,599
                                                 ============      ============


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